THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT. IN ADDITION, THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE LIMITATIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 18, 1996, BETWEEN THE CORPORATION AND CERTAIN HOLDERS OF THE CORPORATION'S SECURITIES. A COPY OF THE FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE CORPORATION.

                           DECRANE AIRCRAFT HOLDINGS, INC.

No. 96-ING                                                    September 18, 1996

                            COMMON STOCK PURCHASE WARRANT

         THIS CERTIFIES that INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation, is entitled to purchase from DECRANE AIRCRAFT HOLDINGS, INC, an Ohio corporation (the "Corporation"), for value received, 187,500 shares of the Common Shares, without par value (the "Common Stock") of the Corporation at the price (the "Exercise Price") of $4 per share, at any time or from time to time during the period commencing on the Closing Date and ending at 5:00 P.M. on the tenth anniversary of the Closing Date (the "Expiration Date"); PROVIDED, HOWEVER, that this Warrant may not be exercised for Common Stock by any Regulated Holder to the extent that such exercise will result in a violation of any Applicable Law.

         Reference is made to the Amended and Restated Credit Agreement (as the same may be amended from time to time, the "Amended Restated Credit Agreement") among the Corporation (in such capacity, the "Borrower"), the Lenders (as defined therein), and Internationale Nederlanden (U.S.) Capital Corporation ("ING"), as agent for the Lenders. In order to induce ING to enter into the Amended and Restated Credit Agreement and to make certain loans and provide other financial accommodations to the Borrower thereunder, the Corporation has agreed to issue to ING this warrant (this "Warrant") to purchase Common Stock of the Corporation.

                                      ARTICLE I

                                     DEFINITIONS

         SECTION 1.1. DEFINITIONS. As used in this Warrant, the following terms shall have the following meanings:

         "AFFILIATE" shall mean, with respect to any person, any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

         "ALLOCABLE NUMBER" shall have the meaning given to such term in
Section 4.2.

         "AMENDED AND RESTATED CREDIT AGREEMENT" shall have the meaning given to such term in the Preamble.

         "APPLICABLE LAW" shall mean all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to the Person in question or any of its assets or property, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties are bound.

         "ASSET SALE" shall mean (a) the sale of all or substantially all of the assets of the Corporation or (b) a merger or consolidation of or otherwise involving the Corporation (other than a merger or consolidation solely involving a merger of a wholly-owned Subsidiary of the Corporation with or into another wholly-owned Subsidiary of the Corporation).

         "BORROWER" shall have the meaning given to such term in the preamble.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed in New York, New York; PROVIDED, HOWEVER, that any determination of a Business Day relating to a securities exchange shall mean a Business Day on which such exchange is open for trading.

         "CALL" shall have the meaning given to such term in Section 5.3 hereof.

         "CALL CLOSING" shall have the meaning given to such term in Section
5.3 hereof.

         "CALL NOTICE" shall have the meaning given to such term in Section 5.3 hereof.

         "CALL PRICE" shall mean 120% of the Put Market Value Per Share; PROVIDED, HOWEVER, that if at the time of determination of the Call Price, Warrant Shares shall consist in any part of securities or property other than Common Stock, the Call Price shall include a cash amount per Warrant Share equal to that portion of the fair value (determined in accordance with the Valuation Procedure) of such securities or property allocable to each Warrant Share.

         "CHANGE OF CONTROL" shall mean an Event of Default specified in
Section 10(k) of the Amended and Restated Credit Agreement.

         "CLOSING DATE" shall mean September 18, 1996.

         "COMMISSION" shall mean the Securities and Exchange Commission (or a successor thereto).

         "COMMON STOCK" shall have the meaning specified in the Preamble.

         "CONTROL" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "CONVERTIBLE SECURITIES" shall have the meaning given to such term in
Section 4.4.1(b).

         "CORPORATION" shall have the meaning given to such term in the Preamble.

         "DELIVERY DATE" shall have the meaning given to such term in Section 4.3(a).

         "EQUIVALENT NONVOTING SECURITY", with respect to any security (a "first security") issued or to be issued by any Person, shall mean a security (an "equivalent security") of such Person that is identical in rights and benefits to such first security, except that (a) the equivalent security shall not be entitled to vote on any matter on which holders of voting securities of such Person are entitled to vote, other than as required by Applicable Law or with respect to any amendment or repeal of any provision of the Organizational Documents of such Person or any other agreement or instrument pursuant to which the equivalent security was issued which provision specifically affects such equivalent security, (b) subject to such reasonable restrictions as any affected Regulated Holder may request (including, without limitation, any restriction necessary to prevent the violation by such Regulated Holder of any provision of Applicable Law with respect to its Ownership of voting securities), the equivalent security shall be convertible in a one-to-one ratio into the first security and (c) the terms of the equivalent security shall include such provisions requested by any affected Regulated Holder as are reasonable and equitable to ensure that
(i) the equivalent security is treated comparably to the first security with respect to dividends, distributions, stock splits, reclassifications, capital reorganizations, mergers, consolidations and other similar events and transactions, (ii) the conversion right provided in clause (b) above is equitably protected and (iii) the acquisition of the equivalent security will not cause such Regulated Holder to violate Applicable Law.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXCHANGE FORM" shall mean an exchange form satisfactory to the Corporation (in its reasonable judgment).

         "EXCLUDED SECURITIES" shall mean:

         (i) shares of capital stock issued pursuant to a stock dividend or a stock split or other subdivision of shares;

         (ii) Common Stock issued upon (A) conversion or exercise of any of the Corporation's convertible preferred stock outstanding at the Closing Date, or (B) exercise of the Warrants or upon exercise of any warrants issued in connection with a refinancing of the obligations of the Borrower under the Amended and Restated Credit Agreement;

         (iii) securities issued by the Corporation in a Qualified Public Offering;

         (iv) securities issued pursuant to the direct or indirect BONA FIDE acquisition by the Corporation of any Person, whether by merger, purchase of stock, purchase of assets or otherwise;

         (v) securities issued upon exercise of conversion or exchange rights, options or subscription calls, warrants, commitments or claims, provided that the foregoing are outstanding on the Closing Date or are issued hereafter in compliance with Section 5.2 hereof, and

         (i) Common Stock or options to purchase Common Stock issued to directors, officers, employees or consultants of the Corporation or the issuance of Common Stock upon the exercise of any such options; PROVIDED, HOWEVER, that the aggregate amounts of all such Common Stock or Common Stock which may be acquired upon the exercise of such options shall not exceed an aggregate of 17.05% of the Common Stock (on a Fully-Diluted Basis).

         "EXECUTIVE OFFICER" shall mean, with respect to the Corporation, its Chairman or President.

         "EXERCISE FORM" shall mean an exercise form satisfactory to the Corporation (in its reasonable judgment).

         "EXERCISE PRICE" shall mean $4 per share of Common Stock, subject to adjustment from time to time in the manner provided in Section 4.4.

         "EXPIRATION DATE" shall mean the tenth anniversary of the Closing
Date.

         "FINANCIAL OFFICER" shall mean the Chief Financial Officer, Treasurer or Assistant Treasurer of the Corporation.

         "FISCAL YEAR" shall mean, with respect to the Corporation, the one-year period ending on December 31 of any year.

         "FULLY DILUTED STOCKS" means, as applied to the calculation of the number of shares of Common Stock outstanding at any time, after giving effect to
(a) all shares of Common Stock outstanding at the time of determination, (b) all shares of Common Stock issuable upon the exercise of any option, warrant (including the Warrants) or similar right to purchase Common Stock outstanding at the time of determination and then exercisable at a per share price equal to or less than the price per share of Common Stock being determined and (c) all shares of Common Stock issuable upon the conversion or exchange of any security convertible into or exchangeable for shares of Common Stock outstanding at the time of determination and then so convertible or exchangeable at a conversion or exchange price equal to or less than the price per share of Common Stock being determined. Such calculation will not be made in accordance with the "treasury method."

         "GAAP" shall have the meaning specified in the Amended and Restated Credit Agreement.

         "GOVERNMENTAL AUTHORITY" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or foreign.

         "HOLDER" shall have the meaning given to such term in Section 3.1.

         "ING" shall have the meaning given to such term in the Preamble.

         "IPO PRICE" shall mean the price per Common Share at which the Common Stock is offered in any Qualified Public Offering.

         "LIQUIDATION EQUIVALENT" shall mean the per share cash amount, determined in accordance with the Valuation Procedure, which would be paid to holders of Common Stock outstanding (on a Fully-Diluted Basis) on the date of determination assuming (a) the actual receipt by the Corporation of the Corporation, as applicable, of the full amount of the consideration proposed to be paid or exchanged for the capital stock or assets of the Corporation in the relevant transaction (net of reasonable expenses incurred in connection with such transaction which are payable to Persons who or which are not Affiliates of Major Stockholder) and (b) the liquidation of the Corporation and all of its Subsidiaries immediately thereafter. For the purposes of determining the Liquidation Value, (i) the exercise price of options or warrants to acquire Common Stock which are deemed to have been exercised for the purpose of determining the number of shares of Common Stock outstanding on a Fully-Diluted Basis, shall be deemed to have been received by the Corporation and (ii) the liquidation preference or indebtedness, as the case may be, represented by securities which are deemed exercised for or converted into Common Stock for the purpose of determining the number of shares of Common Stock outstanding on a Fully Diluted Basis, shall be deemed to have been eliminated or cancelled. If any transaction requiring the determination and payment of the Liquidation Equivalent shall involve a purchase price adjustment based on the closing balance sheet of the Corporation or any of its Subsidiaries as of the closing date of such transaction, which results in a reduction in the purchase price, each Holder shall be obligated to remit to the purchaser such Holder's PRO RATA share of such amount, unless the amount of such adjustment has not been finally determined within 180 days following the closing of such transaction, in which case each Holder shall be obligated to remit to such purchaser such Holder's PRO RATA share of the amount of such adjustment (as finally determined). Each Holder shall be entitled to receive its full PRO RATA share of any adjustment in favor of the sellers in a transaction involving a purchase price adjustment when and as paid to all such Holders.

         "MARKET PRICE" shall mean, with respect to a share of Common Stock on any Business Day, the Market Value Per Share.

         "MARKET VALUE" shall mean the highest of (i) the net book value as determined by reference to the Corporation's financial statements for the most recently ended fiscal quarter, or (ii) or an amount equal to (y) the product of
(A) 5.67 and (B) the Corporation's EBITDA (as defined in the Amended and Restated Credit Agreement) LESS Capital Expenditures (as defined in the Amended and Restated Credit Agreement) permitted under the Amended and Restated Credit Agreements and the Securities Purchase Agreement, in each event for the twelve-month period preceding the most recently ended fiscal quarter, LESS (x) amounts outstanding under the Amended and Restated Credit Agreement and the Securities Purchase Agreement, or (iii) the price that would be paid for the entire common equity interest in the Corporation on a going-concern basis in a single arm's-length transaction between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry and always determined in accordance with the Valuation Procedures, and assuming full disclosure and understanding of all relevant information and a reasonable period of time for effectuating such sale. For the purposes of determining the Market Value, (i) the exercise price of options or warrants to acquire Common Stock which are deemed to have been exercised for the purpose of determining the number of shares of Common Stock outstanding on a fully Diluted Basis, shall be deemed to have been received by the Corporation,
(ii) the liquidation preference or indebtedness, as the case may be, represented by securities which are deemed exercised for or converted into Common Stock for the purpose of determining the number of shares of Common Stock outstanding on a Fully Diluted Basis, (iii) any contract limitation in respect of the shares of Common Stock, including their transfer, voting and other rights and (iv) any liquidity arising by contract law in respect of the shares of Common Stock and any voting rights or control rights amongst the Stockholders, shall be deemed to have been eliminated or cancelled.

         "MARKET VALUE PER SHARE" shall mean the price per share of Common Stock obtained by dividing (A) the Market Value by (B) the number of shares of Common Stock outstanding (on a Fully-Diluted Basis) at the time of determination.

         "OPTIONS" shall have the meaning given to such term in Section 4.4.1(b) hereof.

         "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to any Person, each instrument or other document that (a) defines the existence of such Person, including its articles or certificate of incorporation, as filed or recorded with an applicable Governmental Authority or (b) governs the internal affairs of such Person, including its by-laws, in each case as amended, supplemented or restated.

         "OTHER ANTI-DILUTION INSTRUMENTS" shall mean any option, warrant, convertible security or other rights to acquire Common Stock, whether outstanding as of the Closing Date or hereafter issued, together with any agreements relating thereto, which provide for anti-dilution or other adjustments in the number of shares of Common Stock and/or exercise or conversion price, EXCEPT for anti-dilution or other adjustment rights provided under the Senior Subordinate Documents.

         "OWN" shall mean, with respect to any security, to own, hold or Control. Owns and Ownership shall have correlative meanings.

         "PARTICIPATION NOTICE" shall have the meaning given to such term in
Section 5.2(b) hereof.

         "PARTICIPATION PERIOD" shall have the meaning given to such term in
Section 5.2(b) hereof.

         "PERSON" shall mean and include any natural person, company, partnership, joint venture, corporation, business trust or unincorporated organization.

         "PROPERTY" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

         "PROPORTIONATE PERCENTAGE" shall mean, with respect to any Holder at any time, the quotient obtained by dividing (a) the aggregate number of Warrant Shares then held by such Holder by (b) the total number of shares of Common Stock then outstanding (on a Fully-Diluted Basis).

         "PUT" shall have the meaning given to such term in Section 5.2 hereof.

         "PUT CLOSING" shall have the meaning given to such term in Section 5.3 hereof.

         "PUT EVENT" shall mean any of the following:

              (a)  a Change of Control;

              (b)  as Asset Sale;

              (c) the repayment in full of all borrowings under the Amended and Restated Credit Agreement and the termination of all borrowing commitments other than in connection with any transaction otherwise constituting a Put Event or any transaction constituting a Call Event or the acceleration of all borrowings under the Amended and Restated Credit Agreement; or

              (d) the filing of a registration statement under the Securities Act which relates to a Qualified Public Offering.

         "PUT EVENT NOTICE" shall have the meaning given to such term in
Section 5.3 (a) hereof.

         "PUT MARKET PRICE" shall mean, with respect to a share of Common Stock on any Business Day, the Put Market Value Per Share.

         "PUT MARKET VALUE" shall mean the highest of the following:

              (i) the price that would be paid for the entire common equity interest in the Corporation on a going-concern basis in a single arm's-length transaction between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry and always determined in accordance with the Valuation Procedures, and assuming full disclosure and understanding of all relevant information and a reasonable period of time for effectuating such sale,

              (ii) the net book value of the Corporation determined by reference to the Corporation's financial statements as of the most recently ended fiscal quarter, or

              (iii) an amount equal to (A) six times earnings before interest, income taxes, depreciation and amortization (determined in accordance with GAAP) as of the 12 month period immediately preceding the most recently ended fiscal quarter MINUS (B) amounts outstanding under the Amended and Restated Credit Agreement and the Securities Purchase Agreement MINUS (C) any other indebtedness (as defined in accordance with GAAP, but excluding obligations of the Corporation in respect of (w) this Warrant (x) the warrants issued in connection with the Original Credit Agreement (as that term is defined in the Amended and Restated Credit Agreement), (y) the warrants issued under the Senior Subordinate Agreement, ( ) the warrants issued under the Securities Purchase Agreement and the 1996 (September) Securities Purchase Agreement (as that term is defined in the Amended and Restated Credit Agreement) PLUS (D) cash and cash equivalents of the Corporation.

For the purposes of determining the Put Market Value, (i) the exercise price of options or warrants to acquire Common Stock which are deemed to have been exercised for the purpose of determining the number of shares of Common Stock outstanding on a Fully-Diluted Basis, shall be deemed to have been received by the Corporation, (ii) the liquidation preference or indebtedness, as the case may be, represented by securities which are deemed exercised for or converted into Common Stock for the purpose of determining the number of shares of Common Stock outstanding on a Fully Diluted Basis, (iii) any contract limitation in respect of the shares of Common Stock, including their transfer, voting and other rights and (iv) any illiquidity arising by contract law in respect of the shares of Common Stock and any voting rights or control rights amongst the Stockholders, shall be deemed to have been eliminated or cancelled.

         "PUT MARKET VALUE PER SHARE" shall mean the price per share of Common Stock obtained by dividing (A) the Put Market Value by (B) the number of shares of Common Stock outstanding (on a Fully-Diluted Basis) at the time of determination.

         "PUT NOTICE" shall have the meaning given to such term in Section 5.3(b) hereof.

         "PUT PRICE" shall mean the Put Market Value Per Share; PROVIDED, HOWEVER, that, if at the time of determination of the Put Price, Warrant Shares shall consist in any part of securities or property other than Common Stock, the Put Price shall include a cash amount per Warrant Share equal to that portion of the fair value (determined in accordance with the Valuation Procedure) of such securities or property allocable to each Warrant Share.

         "QUALIFIED PUBLIC OFFERING" shall mean an underwritten public offering of the Common Stock registered under the Securities Act, (a) which offering results in net proceeds to the Corporation of at least $25,000,000, and (b) after which the shares of Common Stock are Publicly Traded and shares of Common Stock held by persons other than Affiliates of the Corporation have a Market Price of at least $55,000,000.

         "REGISTRATION RIGHTS AGREEMENT" shall mean the Fourth Amended and Restated Registration Rights Agreement, dated as of September 18, 1996 among the Corporation and certain other parties thereto (as amended from time to time).

         "REGULATED HOLDER" shall mean any Holder subject to any provisions of Applicable Law (including without limitation the Bank Holding Company Act of 1956, as amended, (12 U.S.C. Section 1841 ET SEQ.) and the regulations promulgated thereunder) limiting the quantity of kind or securities (or any class thereof) of the Corporation which such Holder is permitted to Own.

         "SALE NOTICE" shall have the meaning given to such term in Section 3.3(d) hereof.

         "SECTION 7.4 TRANSACTION" shall have the meaning given to such term in
Section 7.4.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SECURITIES PURCHASE AGREEMENT" shall mean that certain Securities Purchase Agreement, dated as of November 2, 1994, among the Corporation, Electra Investment Trust P.L.C. and Electra Associates, Inc., as

[illegible] from time to time, and the Warrants to Purchase Common Stock of the Corporation, dated the date [illegible] to Electra Investment Trust PLC or its registered assigns and to Electra Associates, Inc. or its registered assigns.

         "SELLER NOTES" shall mean promissory notes issued by a transferee (or an Affiliate thereof) as [illegible] in connection with any transfer of stock and/or other assets.

         "SENIOR SUBORDINATE AGREEMENT" shall mean that certain Fifth Amendment to the Senior Subordinate [illegible] and Warrant Purchase Agreement, dated as of November 2, 1994, between the Corporation, Banc One [illegible] Partners Corporation and others party thereto

          "SENIOR SUBORDINATE DOCUMENTS" shall mean the Senior Subordinate Agreement and that certain Warrant Purchase Common Stock of DeCrane Aircraft Holdings, Inc., dated the date hereof, issued to Banc One [illegible] Partners Corporation or its registered assigns.

         "SHAREHOLDERS AGREEMENT" shall mean that certain Fourth Amended and Restated Shareholders Agreement, dated as of September 18, 1996, between the Corporation and certain holders of the Corporation's Securities.

         "SUBSIDIARY" shall mean, at any time, any Person of which more than fifty percent (50%) of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned directly or indirectly through one or more Subsidiaries, by the Corporation.

         "TRANSFER" shall mean any sale, transfer, assignment, or other disposition of any interest in, with or without consideration, any security (other than a pledge or hypothecation).

         "TRI-STAR TECHNOLOGIES" shall mean Tri-Star Technologies, a general partnership organized under the bylaws of the State of California.

         "UNIDEC" shall mean Tri-Star Electronics Europe S.A., Mezzovico (formerly known as, Unidec, S.A. Mezzovico), a corporation organized under the laws of Switzerland.

         "VALUATION PROCEDURE" shall mean, with respect to the determination of any amount or value required to be determined in accordance with such procedure, a determination (which shall be final and binding on the Corporation and the Holder) made (i) by agreement among the Corporation and the Holder within thirty (30) days following the event requiring such determination or (ii) in the absence of such an agreement, by an Appraiser (as defined below) selected in accordance with the further provisions of this definition. If required, an Appraiser shall be selected within 10 days following the expiration of the 30-day period referred to above, either by agreement among the Corporation and the Holder or, in the absence of such Agreement, by lot from a list of four potential Appraisers remaining after the Corporation nominates three, the Holder nominates three, and each side eliminates one potential Appraiser. The Appraiser shall be instructed by the Corporation and the Holder to make its determination within thirty (30) days of its selection. All fees and expenses of an Appraiser selected hereunder shall be borne by the Holder. As used herein, "Appraiser" shall mean a nationally-recognized investment banking firm.

         "WARRANT" shall mean any warrant issued in the form of this Warrant (except as provided in Section 3.3(b)), duly executed on behalf of the Corporation.

         "WARRANT REGISTER" shall have the meaning given to such term in
Section 3.1.

Warrant in accordance with Section 4.1 or upon exchange of this [unreadable] other securities or other property issued or issuable upon any such exercise or exchange in accordance with this Warrant and (c) any securities of the Corporation distributed with respect to the securities referred to in the preceding clauses (a) and (b). As used in this Warrant, the phrase "Warrant Shares then held" by any Holder or Holders shall mean Warrant Shares held at the time of determination by such Holder or Holders, and shall include Warrant Shares issuable upon exercise of Warrants held at the time of determination by such Holder or Holders.

         SECTION 1.2. INTERPRETATION. Unless the context of this Warrant clearly require otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole. The term "including" is not limiting and the term "or" has the inclusive meaning represented by the term "and/or." The words "hereof," "herein," "hereunder," and similar terms in this Warrant refer to this Warrant as a whole and not to any particular provisions of this Warrant. References to "Articles," "Sections," "Subsections," "Exhibits," and "Schedules" are to Articles, Sections, Subsections, Exhibits and Schedules, respectively, of this Warrant, unless otherwise specifically provided. Terms defined herein may be used in the singular or the plural. Any capitalized terms used herein which are not specifically defined herein have the meaning given to them in the Amended and Restated Credit Agreement.


                                      ARTICLE II

                             ISSUANCE OF WARRANT; CLOSING

         SECTION 2.1. ISSUANCE OF WARRANT. This Warrant evidences the right to purchase, on or before 5:00 p.m. on the Expiration Date, a total of 187,500 shares of Common Stock of the Corporation as a price per share equal to the Exercise Price. At the Closing Date, such shares of Common Stock represent 62.1% of the outstanding shares of Common Stock and 1.575% of the outstanding shares of Common Stock on a fully diluted basis (which determination (a) assumes the exercise of all outstanding options or Convertible Securities, whether or not currently exercisable or convertible, and irrespective of the exercise or conversion price and other related terms, and (b) not be made in accordance with the "treasury method"). The number of Warrant Shares which may be purchased upon exercise of such Warrant and the Exercise Price to be paid for such Warrant Shares are subject to adjustment in the manner provided in Article 4.


                                     ARTICLE III

                       REGISTRATION; EXCHANGE; TRANSFER; TAXES

         SECTION 3.1.  FORM OF WARRANT.  The Company shall register this
Warrant in a warrant register (the "Warrant Register"). The Warrant Register shall set forth the number of this Warrant, the name and address of the holder (a "Holder"), and the original number of Warrant Shares purchasable upon the exercise hereof. The Warrant Register will be maintained by the Corporation and will be available for inspection by any Holder at the principal office of the Corporation or such other location as the Corporation may designate to the Holders in the manner set forth in Section 9.1. The Corporation shall be entitled to treat the Holder of this Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other persons. The Corporation shall not be liable for complying with a request by a fiduciary or nominee of a fiduciary to register a transfer of this Warrant which is registered in the name of such fiduciary or nominee, unless made with the actual knowledge that such fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with knowledge of such facts that the Corporation's participation therein amounts to bad faith.

          SECTION 3.2. EXCHANGE OF WARRANT FOR WARRANTS. (a) The Holder may exchange this Warrant for another Warrant or Warrants of like kind and tenor representing in the aggregate the right to purchase the same number of Warrant Shares which could be purchased pursuant to this Warrant. In order to effect an exchange permitted by this Section 3.2, the Holder shall deliver to the Corporation this Warrant accompanied by a written request signed by the Holder thereof specifying the number and denominations of Warrants to be issued in such exchange and the names in which such Warrants are to be issued. Within ten (10) Business Days of receipt of such a request, the Corporation shall issue, register and deliver to the Holder thereof each Warrant to be issued in such exchange.

               (b) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the Holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation (if the Holder is a creditworthy financial institution or other creditworthy institutional investor its own agreement being satisfactory) or, in the case of any such mutilation, upon surrender of this Warrant, the Corporation shall (at its expense) execute and deliver in lieu of this Warrant a new Warrant representing the same rights represented by and dated the date of such lost, stolen, destroyed or mutilated Warrant. Any such new Warrant shall constitute an original contractual obligation of the Corporation, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by any Person.

               (c) The Corporation shall pay all taxes (other than any applicable income or similar taxes payable by a Holder of this Warrant) attributable to an exchange of this Warrant pursuant to this Section 3.2; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance of any Warrant in a name other than that of the Holder of this Warrant.

          SECTION 3.3. TRANSFER WARRANT. (a) Subject to Section 3.3(c) hereof, this Warrant may be transferred by the Holder by delivering to the Corporation this Warrant accompanied by a properly completed Assignment Form. Within ten
(10) Business Days of receipt of such Assignment Form the Corporation shall issue, register and deliver to the Holder, subject to Section 3(c) thereof a new Warrant or Warrants of like kind and tenor representing in the aggregate the right to purchase the same number of Warrant Shares which could be purchased pursuant this Warrant. In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion.

               (b) Each Warrant issued in accordance with this Section 3.3 shall bear the restrictive legend set forth on this Warrant, unless the Holder or transferee thereof supplies to the Corporation an opinion of counsel, reasonably satisfactory to the Corporation, that the restrictions described in such legend are no longer applicable to such Warrant.

               (c) The transfer Warrants and Warrant Shares shall be permitted, so long as such transfer is pursuant to a transaction that complies with, or is exempt from, the provisions of the Securities Act, and the Corporation may require an opinion of counsel (which may be internal counsel to a Holder) in form and substance reasonably satisfactory to it to such effect prior to effecting any transfer of Warrants or Warrant Shares.

                                   ARTICLE IV

                EXERCISE OF WARRANT: EXCHANGE FOR WARRANT SHARES

          SECTION 4.1. EXERCISE OF WARRANTS. On any Business Day prior to the Expiration Date, a Holder may exercise this Warrant, in whole or in part, by delivering to the Corporation this Warrant accompanied by a properly completed Exercise Form and a check in an aggregate amount equal to the product obtained by multiplying (a) the Exercise Price by (b) the number of Warrant Shares being purchased. Any partial exercise of such Warrant shall be for a whole number of Warrant Shares only. At the option of the Holder, all or any portion of the amount that would otherwise be required to be paid by the Holder by check may be paid by the Holder's agreeing to reduce a like amount of principal of the term loans outstanding under the Amended and Restated Credit Agreement (such reduction to be effected net of any "success" fee payable to the Holder in connection with such exercise and by reducing installments of such term loans in the inverse order of the maturity thereof).

          SECTION 4.2. EXCHANGE FOR WARRANT SHARES. On any Business Day prior to the Expiration Date, a Holder may exchange this Warrant, in whole or in part, for Warrant Shares by delivering to the Corporation this Warrant accompanied by a properly completed Exchange Form. The number of shares of Common Stock to be received by a Holder upon such exchange shall be equal to (a) the number of Warrant Shares allocable to the portion of this Warrant being exchanged (the "Allocable Number"), as specified by such Holder in the Exchange Form less (b) the number of shares equal to the quotient obtained by dividing (i) the product obtained by multiplying (A) the Exercise Price by (B) the Allocable Number of Warrant Shares by (ii) the Market Price as of the close of business on the date of delivery of the Exchange Form. The Allocable Number need not be a whole number.

          SECTION 4.3. ISSUANCE OF COMMON STOCK. (a) Within ten (10) Business Days following the delivery date (the "Delivery Date") of (i) an Exercise Form or Exchange Form in accordance with Section 4.1 or 4.2, (ii) this Warrant and
(iii) any required payments of the Exercise Price, the Corporation shall issue and deliver to the Holder a certificate or certificates, registered in the name or names set forth on such notice, representing the Warrant Shares being purchased or to be received upon such exchange.

               (b) If a Holder shall exercise or exchange this Warrant for less than all of the Warrant Shares which could be purchased or received thereunder, the Corporation shall issue to the Holder, within ten (10) Business Days of the Delivery Date, a new Warrant evidencing the right to purchase the remaining Warrant Shares. In the case of an exchange pursuant to Section 4.2, the number of remaining Warrant Shares shall be the original number of Warrant Shares subject to this Warrant so exchanged reduced by the Allocable Number of Warrant Shares. Each Warrant surrendered pursuant to Section 4.1 or 4.2 shall be canceled.

               (c) The Corporation shall not be required to issue fractional shares of Common Stock upon the exercise or exchange of this Warrant. If any fraction of a share of Common Stock would be issuable on the exercise or exchange of this Warrant, the Corporation may, in lieu of issuing such fractional share, pay to such Holder for any such fraction of a share an amount in cash equal to the product obtained by multiplying (i) such fraction by (ii) the Market Price in effect on the Delivery Date.

               (d) The Corporation shall pay all taxes (other than any applicable income or similar taxes payable by a Holder of this Warrant) attributable to the initial issuance of Warrant Shares upon the exercise or exchange of this Warrant, PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance of any Warrants or any certificate for Warrant Shares in a name other than that of the Holder of this Warrant.

               (e) If permitted by Applicable Law, the person in whose name any certificate for shares of Common Stock is issued upon exercise or exchange of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the Delivery Date, irrespective of the date of delivery of such certificate, except that if the Delivery Date is a date when the stock transfer books of the Corporation are closed, such person shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

               (f) If any shares of Common Stock required to be reserved for purposes of the exercise or exchange of this Warrant require registration or approval under any Applicable Law, the Corporation will in good faith and as expeditiously as possible cause such shares to be registered or seek such approval, as applicable. The Corporation may suspend the exercise of any Warrant so affected for the period during which such registration or approval is required but not in effect.

               (g)  Any Exercise Form or Exchange Form delivered under Section
4.1 or 4.2 may condition the exercise or exchange of this Warrant on the consummation of a sale contemplated by Section 5.3, 5.4, 5.5 or 5.6, or on the consummation of a sale of Warrant Shares pursuant to a public offering registered under the Securities Act, and such exercise or exchange shall not be deemed to have occurred except concurrently with the consummation of any such sale.

          SECTION 4.4. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The number and kind of Warrant Shares purchasable upon exercise of each Warrant shall be subject to adjustment from time to time in accordance with this
Section 4.4.

          SECTION 4.4.1. ADJUSTMENT UPON ISSUANCE OF COMMON STOCK. (a) If, at any time after the Closing Date, the Corporation shall issue or sell (or, in accordance with Section 4.4.1(b), shall be deemed to have issued or sold) any shares of Common Stock without consideration or for a consideration per share less than the Market Price determined as of the date of such issuance or sale, then, effective immediately upon such issuance or sale, the Exercise Price shall be reduced to an amount equal to the product obtained by multiplying (A) the Exercise Price in effect immediately prior to such issuance or sale, by (B) a fraction, the numerator of which shall be the sum of (x) the product obtained by multiplying (1) the number of shares of Common Stock outstanding (on a Fully-Diluted Basis) immediately prior to such issuance or sale by (2) the Market Price as of the date of such issuance or sale, and (y) the consideration, if any, received by the Corporation upon such issuance or sale, and the denominator of which shall be the product obtained by multiplying (C) the number of shares of Common Stock outstanding (on a Fully-Diluted Basis) immediately after such issuance or sale, by (D) such Market Price. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares which may be obtained upon exercise of this Warrant shall be increased to the number of shares determined by multiplying (A) the number of Warrant Shares which could be obtained upon exercise of this Warrant immediately prior to such adjustment by
(B) a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment.

               (b) For the purpose of determining the adjusted Exercise Price under Section 4.4.1(a), the following shall be applicable:

               (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner issues or grants any rights or options to subscribe for or to purchase (A) Common Stock or (B) any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Market Price determined as of the date of issuance or grant of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options
     (or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options) shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this paragraph, the price per share for which Common Stock is issuable upon excercise of Options or upon conversion or exchange of Convertible Securities issuable upon exercise of Options shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuing or granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible
     Securities upon the Exercise of such Options or upon actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

          (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities having an exercise or conversion or exchange price per share of Common Stock which is less than the Market Price determined as of the date of such issuance or sale, then the maximum number of shares of Common
     Stock issuable upon the conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation for such lower price per share.
     For purposes of this paragraph, the price per share for which Common Stock is issuable upon conversion or exchange of Convertible Securities is determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are required to be made pursuant to other provisions of this Section 4.4.1(b), no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

          (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities, or the rate at which any Convertible
     Securities are convertible into or exchangeable for Common Stock change at any time, then the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Warrant Shares shall be correspondingly readjusted.

          (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of Warrant Shares acquirable hereunder shall be adjusted to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, then the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for consideration other than cash, then the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration determined by the Board of Directors of the Corporation.

          (vi) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (vii) RECORD DATE. If the Corporation maintains a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         SECTION 4.4.2. SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. If, at any time after the Closing Date, (a) the number of shares of Common Stock outstanding is increased by a dividend or other distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or (b) the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of shares of Common Stock, then, in each case, effective as of the effective date of such event retroactive to the record date, if any, of such event, (i) the Exercise Price shall be adjusted to a price determined by multiplying (A) the Exercise Price in effect immediately prior to such event by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such event, and (ii) the number of Warrant Shares subject to purchase upon the exercise of this Warrant shall be adjusted effective at such time, to a number equal to the product of (A) the number of Warrant Shares subject to purchase upon the exercise of this Warrant immediately prior to such event by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event.

         SECTION 4.4.3. CAPITAL REORGANIZATION OR CAPITAL RECLASSIFICATIONS. If, at any time after the Closing Date, there shall be any capital reorganization or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), then in each case the Corporation shall cause effective provision to be made so that this Warrant shall, effective as of the effective date of such event retroactive to the record date, if any, of such event, be exercisable or exchangeable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise or exchange of this Warrant would have been entitled upon such reorganization or reclassification and any such provision shall include adjustments in respect of such stock, securities or other property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.

         SECTION 4.4.4. CONSOLIDATIONS AND MERGERS. If, at any time after the Closing Date, the Corporation shall consolidate with, merge with or into, or sell all or substantially all of its assets or property to, another corporation, then the Corporation shall cause effective provision to be made so that this Warrant shall, effective as of the effective date of such event retroactive to the record date, if any, of such event, be exercisable or exchangeable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise or exchange of such Warrant would have been entitled upon such event.

         SECTION 4.4.5. NOTICE; CALCULATIONS; ETC. Whenever the Exercise Price and the number of Warrant Shares shall be adjusted as provided in this
Section 4.4, the Corporation shall provide to the Holder of this Warrant a statement, signed by an Executive Officer, describing in detail the facts requiring such adjustment and setting forth a calculation of the Exercise Price and the number of Warrant Shares applicable to this Warrant after giving effect to such adjustment. All calculations under this Section 4.4 shall be made to the nearest one hundredth of a cent ($.0001) or to the nearest one-tenth of a share, as the case may be. Adjustments pursuant to Sections 4.4.1, 4.4.2 and
4.4.3 shall apply to successive events or transactions of the type covered thereby.

         SECTION 4.4.6. CERTAIN ADJUSTMENTS. (a). Subject to the limitations set forth in Section 4.4, the Corporation may make such reductions in the Exercise Price or increase in the number of Warrant Shares to be received by any Holder upon the exercise or exchange of this Warrant, in addition to those adjustments required by this Section 4.4, as it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Common Stock, or any issuance wholly for cash of any shares of Common Stock, or any issuance wholly for cash of shares of Common Stock or securities which by their terms are convertible into or exchangeable for shares of Common Stock, or any stock dividend, or any issuance of rights, options or warrants hereinafter made by the Corporation to the holders of its Common Stock shall not be taxable to such holders.

              (b). In the event that the Corporation in any manner issues or grants Options or Convertible Securities, or any other transaction, circumstances or events occur which give rise to anti-dilution adjustments under Other Anti-Dilution Instruments, but not the Warrants, then the Corporation will promptly make proportional, equitable and corresponding adjustments in the number of shares of Common Stock issuable upon exercise of the Warrants to protect the Holders against dilution as a result of such events.

         SECTION 4.4.7. EXCLUDED TRANSACTIONS; INCLUDED TRANSACTIONS. Notwithstanding any other provision of this Section 4.4, no adjustment shall be made pursuant to this Section 4.4 in respect of the issuance of Excluded Securities. Notwithstanding any other provision of this Section 4.4, Penalty Warrants (as defined in the Securities Purchase Agreement) shall not be deemed Excluded Securities and shall be deemed to have been issued by the Corporation without consideration.

         SECTION 4.4.8. ADJUSTMENT RULES. (a) Any adjustments pursuant to this Section 4.4 shall be made successively whenever an event referred to herein shall occur, except that, notwithstanding any other provision of this Section 4.4, no adjustment shall be made to the number of shares of Common Stock or to the Exercise Price if such adjustment represents less than 1% of the number of shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of shares to be so delivered.

              (b) Notwithstanding any other provision of this Warrant, the actual amount payable by a Holder in connection with the exercise of this Warrant shall not be less than the par value per share of the Common Stock, unless and until the Exercise Price, as adjusted pursuant to this Section 4.4, has been reduced to an amount less than 1% of the par value per share of the Common Stock. Before taking any action which would cause an adjustment pursuant to this Section 4.4 which would reduce the Exercise Price below 1% of the par value per share, the Corporation shall be required to take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

         SECTION 4.4.9. REGULATED HOLDERS. If, in the written opinion of counsel to any Regulated Holder (which may be internal counsel), the receipt by such Regulated Holder of Warrant Shares (or any security included therein) upon any exercise or exchange pursuant to this Article IV would cause such Regulated Holder to violate any provision of Applicable Law with respect to its Ownership of voting securities of the Corporation, then the Corporation will use its best efforts (including without limitation using its best efforts to cause its Organizational Documents to be amended) to create an Equivalent Nonvoting Security with respect to Warrant Shares (or any such security included therein), and such Regulated Holder shall be entitled to receive upon such exercise or exchange, in lieu of such number (as it shall specify) of shares or other units of Warrant Shares (or any such security included therein) otherwise receivable by such Regulated Holder, the same number of shares or other units of such Equivalent Nonvoting Security.

                                      ARTICLE V

                                 CERTAIN OTHER RIGHTS

         SECTION 5.1.  PAYMENTS IN RESPECT OF DIVIDENDS AND DISTRIBUTIONS.
(a) If, at any time prior to the earlier of (i) the Expiration Date and (ii) the consummation of a Qualified Public Offering, the Corporation pays any dividend or makes any distribution (whether in cash, property, or securities of the Corporation) on its capital stock which does not result in an adjustment under Section 4.4, then the Corporation shall simultaneously pay to the Holder of each Warrant the dividend or distribution which would have been paid to such Holder on the Warrant Shares receivable upon the exercise in full of such Warrant had such Warrant been fully exercised immediately prior to the record date for such dividend or distribution or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution are to be determined.

               (b) If, in the written opinion of counsel to any Regulated Holder (which counsel may be internal counsel), the distribution to such Regulated Holder of any security of the Corporation pursuant to Section 5.1(a) would cause such Regulated Holder to violate any provision of Applicable Law with respect to its Ownership of voting securities of the Corporation, then the Corporation will use its best efforts (including, without limitation, using its best efforts to cause its Organizational Documents to be amended) to create an Equivalent Nonvoting Security with respect to the security to be distributed and such Regulated Holder shall be entitled to receive, in lieu of such number (as it shall specify) of shares or other units of the security to be distributed pursuant to Section 5.1(a) otherwise receivable by such Regulated Holder, the same number of shares or other units of such Equivalent Nonvoting Security.

         SECTION 5.2. PUT RIGHTS. (a) Not less than sixty (60) days prior to any Put Event the Corporation shall give to each Holder written notice of such Put Event (the "Put Event Notice"), which shall set forth in reasonable detail a description of the transactions expected to result in such Put Event and the anticipated effective date thereof.

               (b) Subject to Section 5.2(a) hereof, if at any time (i) within 50 days following delivery of a Put Event Notice (or at any time following a Put Event if a Put Event Notice was required to be delivered to the Holders pursuant to Section 5.3(a) but was not so delivered prior to the occurrence of such Put Event or (ii) following the fifth anniversary of the Closing Date, the Holder shall notify the Corporation in writing (the "Put Notice") of its desire to cause the Corporation to repurchase all (but not less than all) of the Warrant Shares issued or represented by this Warrant, such Holder shall have the right to require the Corporation to repurchase all (but not less than all) of the Warrant Shares (or Warrants) represented by this Warrant (the "Put") at a price per share equal to the Put Price. Upon delivery of the Put Notice, the Corporation shall give notice to all other Holders, and such Holders shall have the right to participate in such Put by so notifying the Corporation (a "Participation Notice") within twenty (20) days (the "Participation Period") after receipt of such notice.

               (c) Upon the expiration of any Participation Period (or upon delivery of a Put Notice, if there is only one Holder at the time of such delivery), the Put Price shall be determined. Within ten (10) Business Days following such determination (or, if applicable, upon consummation of the Put Event if later), the Corporation shall purchase, and such Holders shall sell, the number of Warrant Shares (or Warrants) specified in the Put Notice and all Participation Notices at a mutually agreeable time and place (the "Put Closing").

               (d) If the Corporation shall not have funds legally available in the amount necessary to purchase all Warrant Shares and Warrants with respect to which the Put has been exercised, then the Warrant Shares and Warrants with respect to which each Holder has exercised the Put shall be repurchased on a PRO RATA basis, in accordance with the number of Warrant Shares held by each Holder. Any Put not satisfied in full pursuant to the terms of this Section 5.2 shall remain an obligation of the Corporation until such time as such satisfaction shall have occurred and the Company shall pay interest on the amount of such obligation at the Base Rate (as defined in the Amended and Restated Credit Agreement) plus 5% from the Put Closing to the date on which such amount is paid in full. In the event that, based on the values of the Corporation's assets and liabilities reflected in the books and records of the Corporation, it would be unlawful, under applicable state corporation laws, for it to purchase put shares, or pay the Put Price therefor, the Corporation hereby agrees, if and to the extent permitted by the Amended and Restated Credit Agreement and any other borrowing agreements of the Corporation then in place and applicable law, to revalue its assets and liabilities based upon their current fair market value, and to take such other action as may be necessary, to cause such purchase to no longer be unlawful.

               (e) At the Put Closing, each Holder that has provided the Corporation with a Participation Notice shall deliver to the corporation such Holder's Warrant Shares or Warrants representing Warrant Shares and the Corporation shall deliver to such Holder an amount equal to the product, obtained by multiplying (i) the number of such Warrant Shares (issued or represented by outstanding Warrants) by (ii) the Put Price (less, in the case of the repurchase of Warrants, the per share exercise price), by cashier's or certified check of a creditworthy bank payable to such Holder or by wire transfer of immediately available funds to an account designated by such Holder.

               (f) After the Closing Date, the Corporation shall not grant any other rights similar to the Put that are exercisable prior to the time at which the Put is exercised or that are not expressly subordinated to the Put, in form and substance reasonably acceptable to the Holders, to the rights of Holders pursuant to the Put; PROVIDED, HOWEVER, that the Corporation shall be entitled to grant put rights on a pari passu basis with the Put to a creditor (or creditors) in connection with a refinancing by such creditor (or creditors) of all obligations of the Corporation under the Amended and Restated Credit Agreement. The Corporation shall not (and shall not permit any Subsidiary of the Corporation to) enter into any contract or other consensual arrangement that by its terms restricts the Corporation's ability to honor the Put.

               (g) Notwithstanding anything contained herein to the contrary, the rights set forth in this Section 5.2 shall cease to be exercisable upon the consummation of a Qualified Public Offering. However, irrespective of the foregoing, the rights set forth in this Section 5.2 shall be reinstated if, after the consummation of a Qualified Public Offering, (i) Rule 144 under the Securities Act becomes unavailable to the Holders due to actions or omissions by the Corporation or (ii) the Corporation ceases to be subject to Sections 12(b) or 12(g) under the Exchange Act.

               (h) After the Closing Date, the Corporation shall not enter into any agreement, understanding or transaction other than the Amended and Restated Credit Agreement pursuant to which the Company shall be required, or makes a covenant, representation or warranty, to prevent or to contractually impair the exercise of the put rights provided for in this Section 5.2 or the obligation of the Corporation to pay the Put Price. If the Company is unable, pursuant to the Amended and Restated Credit Agreement or in accordance with applicable corporation statutes, to purchase all of the Warrants and/or Warrant Shares which are the subject of a Put Notice, the Corporation shall if so requested in writing by the Holders exercising put rights, (i) purchase in accordance with the Put Notice the maximum number of such Warrants and/or Warrant Shares put which the Company may purchase and
(ii) in one or more installments, at the earliest time that the Company may lawfully or contractually do so, purchase all remaining Warrants and/or Warrant Shares put and pay interest at the Base Rate (as defined in the Amended and Restated Credit Agreement) plus 5% on the amount of the aggregate Put Price attributable to such remaining Warrants and/or Warrant Shares from the Put Closing to the date on which such amount is paid in full. In the event that, based on the values of the Corporation's assets and liabilities reflected in the books and records of the Corporation, it would be unlawful, under applicable state corporation laws, for it to purchase put shares, or pay the Put Price therefor, the Corporation hereby agrees, if and to the extent permitted by the Amended and Restated Credit Agreement and any other borrowing agreements of the Corporation then in place and applicable law, to revalue its assets and liabilities based upon their current fair market value, and to take such other action as may be necessary, to cause such purchase to no longer be unlawful.

               (i) Notwithstanding anything contained herein to the contrary, the rights of the Holders in relation to the holders of warrants (other than Penalty Warrants (as defined in the Securities Purchase Agreement)) issued pursuant to the Senior Subordinate Documents and the Securities Purchase Agreement shall be as set forth in clauses (b) and (c) of the Senior Subordinate Agreement (including, without limitation, that any obligation of the Corporation shall be evidenced by a promissory note due within 366 days and bearing interest at a rate of 14% per annum); PROVIDED, HOWEVER, that clauses (b) and (c) of Section 7.03 of the Senior Subordinate Agreement shall not be amended or modified without the prior consent of the Holder.

         SECTION 5.3. CALL RIGHTS. (a) Subject to Section 5.3(e), the Corporation shall have the right, at any time after the fifth anniversary of the Closing Date, to purchase all (but not less than all) of the Warrant Shares (issued or represented by outstanding Warrants) held by all Holders (the "Call") at a price per Warrant Share equal to the Call Price (less, in the case of a repurchase of Warrants, the per share exercise price). The Corporation may exercise the Call by delivering at least 10 days' prior written notice (the "Call Notice") to the Holders. Upon delivery of the Call Notice, the Call Price shall be determined.

               (b) The closing (the "Call Closing") of the purchase of Warrant Shares and Warrants pursuant to the Call shall take place, within 10 days following determination of the Call Price, at a mutually agreeable place. At the Call Closing, the Corporation shall purchase from the Holders, and the Holders shall sell to the Corporation, all of the Warrants and Warrant Shares then held by the Holders at a price per share equal to the Call Price.

               (c) At the Call Closing, each Holder shall deliver to the Corporation its Warrant Shares (or Warrants representing Warrant Shares), against payment of an amount equal to the product obtained by multiplying (i) the number of such Warrant Shares (or Warrant Shares represented by Warrants) being repurchased by (ii) the Call Price (less, in the case of the repurchase of Warrants, the aggregate exercise price for the Warrant Shares represented thereby), by cashier's or certified check of a creditworthy bank payable to such Holder or, at the option of such Holder, by wire transfer of immediately available funds to an account designated by such Holder.

               (d) If within twelve (12) months following the exercise of the Call pursuant to clause (ii) of Section 5.3(a)(i) all or substantially all of the Corporation's consolidated assets are sold for a consideration that implies a value of the Corporation's equity per share of Common Stock
(on a Fully-Diluted Basis) which exceeds the Call Price, (ii) a merger or consolidation of the Corporation at a consideration per share of Common Stock (on a Fully-Diluted Basis) in excess of the Call Price, or (iii) ten percent (10%) or more of the Common Stock outstanding as of the date of the Call
Notice is sold in a single transaction or series of related transactions, or a public offering registered under the Securities Act is consummated, at a price per share in excess of the Call Price, or (iv) a transaction occurs under which a Holder would have had co-sale rights under Section 5 of the Shareholders Agreement, then, in any such case, upon consummation of any such transaction, each Holder shall be entitled to receive from the Corporation an amount in cash equal to such excess multiplied by the number of Warrant Shares sold by such Holder under the Call, payable by certified or cashier's check (of a bank reasonably acceptable to such Holder) or wire transfer of immediately available funds to an account designated by such Holder. In the event any issuance or sale during such 12-month period is for non-cash consideration, the fair value of such consideration shall be determined in accordance with the Valuation Procedure.

               (e) Notwithstanding anything contained herein to the contrary, the rights set forth in this Section 5.3 shall be subject to the terms of the Amended and Restated Credit Agreement, and shall cease to be exercisable upon the consummation of a Qualified Public Offering.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

          SECTION 6.1. REPRESENTATIONS AND WARRANTIES OF THE HOLDER. By the acceptance hereof, the Holder of this Warrant represents that it is acquiring the Warrant for its own account for investment purposes only and not with a view to any distribution or public offering in violation of the Securities Act.

          SECTION 6.2. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation hereby represents and warrants to the Holder of this Note as follows:

               (a) ORGANIZATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, has all requisite power and authority and has all material governmental licenses, approvals, consents and authorizations necessary to own its property and assets and to carry on its business as currently conducted and is qualified to do business in each jurisdiction in which the nature of the business conducted or the property owned or leased by it requires such qualification except where the failure to be so qualified or licensed would not have a material adverse effect on the business, condition, operations or properties of the Corporation.

               (b) CORPORATE POWER AND AUTHORITY; NO REQUIRED CONSENTS OR APPROVALS. (i) The Corporation has the power to execute, deliver and perform its obligations under this Warrant and the Registration Rights Agreement.

               (ii) The execution, delivery and performance by the Corporation of this Warrant and the Registration Rights Agreement, the issuance of Warrants and the issuance of Warrant Shares upon exercise of each Warrant, have been duly authorized by all required corporate and stockholder action of the Corporation and will not (i) violate any provision of Applicable Law, any Organizational Document, or any indenture or other material agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties are or may be bound, (ii) conflict with result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture or other material agreement or instrument to which the Corporation is a party, or by which the Corporation or any of its properties are or may be bound, (iii) results in the creation or imposition of any Lien upon any property of the Corporation or (iv) require registration or filing with, or consent, approval or any other action by any Governmental Authority (other than any registration, filing, consent or approval or other action that has been provided, granted or taken, as the case may be).

               (c) ENFORCEABILITY. This Warrant and the Registration Rights Agreement have been duly executed and delivered by the Corporation and each constitute a legal, valid, binding and enforceable obligation of the Corporation except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar event affecting the enforcement of creditors rights generally and except as enforceability may be subject to general principles of equity, whether such principles are applied in a court of equity. The Warrant Shares, when issued upon the exercise or exchange of a Warrant in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable shares of the Common Stock with no personal liability attaching to the ownership thereof.

               (d) CREDIT AGREEMENT. Each of the representations and warranties of the Corporation set forth in or under the Amended and Restated Credit Agreement is true and correct in all material respects, and are hereby incorporated herein, with the same effect as if stated in their entirety herein.


                                   ARTICLE VII

                          COVENANTS OF THE CORPORATION

          SECTION 7.1.  NOTICES OF CERTAIN ACTIONS.  (a) In the event that the
     Corporation:

               (i) shall authorize issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase capital stock of the Corporation or of any other subscription rights or warrants; or

               (ii) shall authorize a dividend or other distribution to all holders of Common Stock of evidences of its indebtedness, cash or other property or assets; or

               (iii) proposes to become a party to any consolidation or merger for which approval of any stockholders of the Corporation will be required, or to a conveyance or transfer of the properties and assets of the Corporation substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

               (iv) commences a voluntary or involuntary dissolution, liquidation or winding up;

               (v)   commences a Qualified Public Offering;

               (vi)  defaults under this Warrant; or

               (vii) proposes to take any other action which would require an adjustment pursuant to Section 4.4;

then the Corporation shall provide a written notice to the Holder stating (i) the date as of which the holders of record of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined, (ii) the material terms of any such consolidation or merger and the expected effective date thereof, or (iii) the material terms of any such conveyance, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, conveyance, transfer, dissolution, liquidation or winding up. Such notice shall be given not later than twenty
(20) Business Days prior to the effective date (or the applicable record date, if earlier) of such event. The failure to give the notice required by this
Section 7.1 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

          SECTION 7.2 FINANCIAL STATEMENTS AND REPORTS. The Corporation shall furnish to the Holder hereof:

               (a) as soon as available but in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 1996), consolidated balance sheets, income statements and cash flow statements of the Corporation and its Subsidiaries, showing its financial condition as of the close of such Fiscal Year and the results of its operations during such year, all the foregoing financial statements to be audited by independent accountants of nationally recognized standing and prepared in accordance with GAAP (subject to year end adjustments);

               (b) as soon as available but in any event within thirty (30) days after the end of each Fiscal Quarter, the unaudited consolidated balance sheets, income statements and cash flow statements, showing the financial condition and results of operations of the Corporation, as at the end of each such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in each case prepared in accordance with GAAP;

               (c) as soon as practicable and in any event not less than 30 days prior to the end of each fiscal year of the Corporation, an annual operating budget for the Corporation for the succeeding fiscal year, containing budget of profit and loss and cash flow (the "Budget"). Promptly upon preparation thereof, the Corporation will furnish to the Holder any revisions of such previously furnished Budgets; and

               (d) promptly upon their becoming available, copies of any statements, reports and other communications, if any, which the Corporation shall have provided to its stockholders of filed with the Securities and Exchange Commission or any national securities exchange;

          SECTION 7.3. INFORMATION RIGHTS. The Holder of this Warrant shall have all of the rights of a holder of Common Stock under Applicable Law, whether or not such holder has exercised or exchanged any Warrants, to receive lists of stockholders or other information respecting the Corporation, to inspect the books and records of the Corporation and to visit the properties of the Corporation.

          SECTION 7.4. REGULATED HOLDERS. (a) Notwithstanding any other provision of this Warrant to the contrary, except as provided in this Section 7.4, without the prior written consent of any Regulated Holder, the Corporation shall not redeem, purchase or otherwise acquire, directly or indirectly, convert, take any action (including any amendment to an Organizational Document) with respect to the voting rights of, or undertake any other action or transaction (including without limitation any merger, consolidation or recapitalization) affecting, any shares of its capital stock or other voting securities if the result of this foregoing would be to cause the Ownership of the capital stock of any Person by such Regulated Holder, or the Ownership of voting securities of any Person (or any class thereof) by such Regulated Holder, to exceed the quantity of such capital stock or voting securities (or any class thereof) that such Regulated Holder is permitted under Applicable Law to Own. Any section or transaction referred to in the preceding sentence shall be referred to herein as a "Section 7.4 Transaction". The Corporation shall be permitted to undertake any Section 7.4 Transaction which would otherwise result in the Ownership by any Regulated Holder of voting securities (or any class thereof) in excess of the quantity permitted by Applicable Law if, in a manner reasonably satisfactory to such Regulated Holder, the Corporation shall provide or cause to be provided for such Regulated Holder (i) to receive in connection with any such action or transaction a number of shares or other units of Equivalent Nonvoting Securities equal to such excess in lieu of the same number of shares or other units of the voting securities it would otherwise have received or (ii) if it would not otherwise have received voting securities in connection with such action or transaction, to exchange a number of shares or other units of voting securities then held by such Regulated Holder equal to such excess for the same number of shares or other units of Equivalent Nonvoting Securities. If the Corporation proposes to undertake any action or transaction which could constitute a Section 7.4 Transaction, it shall provide the Holders at least 15 days prior written notice thereof. If, in the written opinion of counsel to any Regulated Holder (which may be internal counsel) delivered within 10 days following receipt of such notice, such action or transaction constitutes a Section 7.4 Transaction with respect to such Regulated Holder, then the Corporation shall delay undertaking such Section 7.4 Transaction for the purpose of using its best efforts to agree on a manner in which to restructure such action or transaction in a manner reasonably satisfactory to the

Corporation and such Regulated Holder so that it no longer would constitute a
Section 7.4 Transaction. If the Corporation and such Regulated Holder are unable to agree, within 20 days of the delivery of such written opinion, upon a manner in which to so restructure such Section 7.4 Transaction and such
Section 7.4 Transaction is a bona fide action or transaction proposed by the Corporation in good faith, then the Corporation shall be permitted to undertake such Section 7.4 Transaction if prior to or concurrently with doing so it purchases from such Regulated Holder, at a purchase price equal to the Put Market Value Per Share, a number (specified by such Regulated Holder) of Warrants (based on the number of Warrant Shares represented thereby) or Warrant Shares sufficient, in the written opinion of counsel to such Regulated Holder (which may be internal counsel), to prevent such Section 7.4 Transaction from causing the Ownership of the capital stock of any Person by such Regulated Holder to exceed the quantity of such capital stock that such Regulated Holder is permitted under Applicable Law to Own.

         (b) If it becomes unlawful for any Regulated Holder to continue to hold some or all of the Warrants or Warrant Shares held by it, or restrictions are imposed on any Regulated Holder by Applicable Law which, in the reasonable judgment of such Regulated Holder, make it unduly burdensome to continue to hold such Warrants or Warrant Shares, the Corporation shall (i) cooperate with such Regulated Holder in any efforts by such Regulated Holder to dispose of some or all of such Warrants or Warrant Shares in a prompt and orderly manner, including without limitation providing (and authorizing such Regulated Holder to provide) financial and other information concerning the Corporation to any prospective purchaser of such Warrants or Warrant Shares and (ii) at the request of such Regulated Holder, take all steps (including without limitation using it best efforts to cause its Organizational Documents to be amended) necessary to create an Equivalent Nonvoting Security with respect to the Warrant Shares then held by such Regulated Holder and permit such Regulated Holder to exchange Warrant Shares for the same number of shares or other units of such Equivalent Nonvoting Security; PROVIDED, HOWEVER, that nothing in this Section 7.4(b) shall require the Corporation to register or qualify such Warrants or Warrant Shares under any federal or state securities laws.

         SECTION 7.5. MERGER OR CONSOLIDATION OF THE CORPORATION. The Corporation will not merge or consolidate with or into, or sell, transfer, or lease all or substantially all of its property to, any other corporation or partnership unless the successor or purchasing entity, as the case may be (if not the Corporation), is organized under the laws of the United States of America or any state or political subdivision thereof and shall expressly agree to provide to the Holder the securities, cash or property required by
Section 4.4.4 hereof upon the exercise or exchange of Warrants and expressly assumes, by supplemental agreement reasonably satisfactory in form and substance to each Holder, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Corporation; PROVIDED, HOWEVER, that the initial obligation of such successor with respect to the exercise or exchange of Warrants shall be only as set forth in Section 4.4.4.

         SECTION 7.6 RESERVATION OF SHARES. The Corporation will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise or exchange of each Warrant, the number of shares of Common Stock deliverable upon exercise or exchange of all outstanding Warrants.

         SECTION 7.7 CURRENT PUBLIC INFORMATION. At all times after the Corporation has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Corporation will file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, and will take such further action as any holder or holders of restricted securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to Rule 144 or Rule 144A adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and

Exchange Commission. Upon request, the Company will deliver to such holders a written statement as to whether it has complied with such requirements.

         SECTION 7.8 PUBLIC DISCLOSURES. The Corporation will not disclose any Holder's name or identity as an investor in the Company in any press release or other public announcement or in any written consent of such Holder, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdictions in which case prior to making such disclosure the Company will given written notice on such Holder describing in reasonable detail the proposed content of such disclosure and will permit the Holder to review and comment upon the form and substance of such disclosure.


                                    ARTICLE VIII.

                                      GUARANTEE

         SECTION 8.1  THE GUARANTEE.  Subject to the limitations set forth in
Section 8.8 hereof, the Subsidiaries of the Corporation identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto (individually, a "Subsidiary Guarantor" and, collectively, "Subsidiary Guarantors") hereby jointly and severally guarantee to the Holder and its respective successors and assigns the prompt payment in full when due of all amounts from time to time owing to the Holder by the Corporation under this Warrant, in each case strictly in accordance with the terms hereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Corporation shall fail to pay in full when due any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due in accordance with the terms of such extension or renewal.

         SECTION 8.2 OBLIGATIONS UNCONDITIONAL. Subject to the limitations set forth in Section 8.8 hereof, the obligations of the Subsidiary Guarantors under Section 8.1 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Corporation under this Warrant or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
Section 8.2 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute and unconditional as described above:

              (i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

             (ii) any of the acts mentioned in any of the provisions of this Warrant or any other agreement or instrument referred to herein or therein shall be done or omitted; or

            (iii) any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Warrant or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part otherwise dealt with.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all motions whatsoever, and any requirement that the Holder exhaust any right, power or remedy or proceed against the Corporation under this Warrant or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

         SECTION 8.3 REINSTATEMENT. The obligations of the Subsidiary Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Corporation in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Holder on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by such in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         SECTION 8.4 SUBROGATION. Each Subsidiary Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Section 8 and each Subsidiary Guarantor further agrees with the Corporation for the benefit of each of its creditors (including, without limitation, the Holder) that any such payment by it shall constitute a contribution of capital by such Subsidiary Guarantor to the Corporation (or an investment in the equity capital of the Corporation by such Subsidiary Guarantor).

         SECTION 8.5 CONTINUING GUARANTEE. The guarantee in this Section 8 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

         SECTION 8.6 RIGHTS OF CONTRIBUTION. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 8.6 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 8 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

         For purposes of this Section 8.6, (i) "Excess Funding Guarantor" shall mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all Properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all Properties of the Corporation and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Corporation and the Subsidiary Guarantors hereunder) of the Corporation.

and all of the Subsidiary Guarantors, all as of the Closing Date. If any Subsidiary becomes a Subsidiary Guarantor hereunder subsequent to the Closing Date, then for the purposes of this Section 8.6 such subsequent Subsidiary Guarantor shall be deemed to have been a Subsidiary Guarantor as of the Closing Date and the aggregate present fair saleable value of the Properties, and the amount of the debts and liabilities, of such Subsidiary Guarantor as of the Closing Date shall be deemed to be equal to such value and amount on the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

    SECTION 8.7 GENERAL LIMITATION ON GUARANTEE OBLIGATIONS. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under
Section 8.1 hereof would otherwise, taking into account the provisions of
Section 8.7 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 8.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Holder or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

    SECTION 8.8 LIMITATION ON KERNER'S LIABILITY. It is understood and agreed that the sole recourse of the Holder in respect of the obligations of Tri-Star Technologies under this Section 8 shall be to the assets of Tri-Star Technologies and that nothing contained herein shall create any obligation of or right to look to Alexander Kerner or his assets individually for the satisfaction of such obligations.

    SECTION 8.9 LIMITATION ON GUTERMANN'S LIABILITY. It is understood and agreed that the sole recourse of the Holder in respect of the obligations of Unidec under this Section 8 shall be to the assets of Unidec and that nothing contained herein shall create any obligation of or right to look to Silvia Gutermann or her assets individually for the satisfaction of such obligations.

                                     ARTICLE IX.

                                    MISCELLANEOUS

    SECTION 9.1. NOTICES. All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Warrant shall be in writing (i) delivered personally, (ii) sent by nationally-recognized overnight courier, (iii) sent by first class, registered or certified mail, return receipt requested or (iv) sent by facsimile, in each case to such party at its address as follows (or such other address as shall be notified in writing):

                   (a)  if to the Corporation, to:

                        DeCrane Aircraft Holdings, Inc.
                        155 Montrose West Ave., Suite 210
                        Copley, Ohio 44321

                        Attention: R. Jack DeCrane

                        Telephone: 330-668-2518
                        Telecopier: 330-668-3061

                   (b)  if to ING, to:

                        Internationale Nederlanden (U.S.)
                         Capital Corporation
                        135 East 57th Street
                        New York, New York 10021

                        Attention: Corporate Finance Department

                        Telephone: 212/409-1521
                        Telecopier: 212/593-3362

Any notice, demand or request so delivered shall constitute valid notice under this Warrant and shall be deemed to have been received (i) on the day of actual delivery in the case of personal delivery, (ii) on the next Business Day after the date when sent in the case of delivery by nationally-recognized overnight courier, (iii) on the fifth Business Day after the date of deposit in the U.S. mail in the case of mailing or (iv) upon receipt in the case of a facsimile transmission.

    SECTION 9.2. NO VOTING RIGHTS; LIMITATIONS OF LIABILITY. No Warrant shall entitle the holder thereof to any voting rights or, except as otherwise provided herein, other rights of a stockholder of the Corporation, as such. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Corporation.

    SECTION 9.3. AMENDMENTS AND WAIVERS. Any provision of this Warrant may be amended or waived, but only pursuant to a written agreement signed by the Corporation, the Subsidiary Guarantors and the Holder.

    SECTION 9.4. SEVERABILITY. Any provision of this Warrant which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Warrant affecting the validity or enforceability of such provision in any other jurisdiction.

    SECTION 9.5. SPECIFIC PERFORMANCE. Each Holder shall have the right to specific performance by the Corporation of the provisions of this Warrant, in addition to any other remedies it may have at law or in equity. The Corporation hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Corporation for specific performance of this Warrant by the Holders of the Warrants or Warrant Shares.

    SECTION 9.6. BINDING EFFECT. This Warrant shall be binding upon and inure to the benefit of the Corporation, each Holder and their respective successors and assigns.

    SECTION 9.7. ENTIRE AGREEMENT; GOVERNING LAW. THIS WARRANT (INCLUDING, WITHOUT LIMITATION, THE OBLIGATIONS OF UNIDEC UNDER SECTION 8 HEREOF) SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Warrant constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. In the event of any conflict between the terms of this Warrant and the terms of the Registration Rights Agreement or Shareholders Agreement (except with respect to limitations on the transfer of Warrants and Warrant Shares set forth therein), the terms of this Warrant shall be deemed to govern.

    SECTION 9.8. BENEFITS OF THIS WARNING. Nothing in this Warrant shall be construed to give to any person other than the Corporation and each Holder of a Warrant or a Warrant Share any legal or equitable right, remedy or claim hereunder.

    SECTION 9.9. HEADINGS. The various headings of this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof or thereof.

    SECTION 9.10. INDEMNIFICATION. The Corporation shall indemnify, defend and hold the Holder harmless against all liability, loss or damagte, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from, relating to, or connected with the untruth, inaccuracy or breach of any representations, warranties or covenants contained herein.

    SECTION 9.11. EXPENSES. The Corporation will promptly (and in any event within thirty (30) days of having any material or invoice therefor) pay all reasonable fans, expenses and costs relating hereto, including, but not limited to, (i) all transfer, stamp, documentary or other similar notes, assignments or charges levied by any governmental or revenue authority in respect hereof or any other document referred to herein, (ii) fees and expenses (including, without limitation, reasonable attorneys' fees) incurred in respect of the enforcement by Holders of the rights granted to Holders under this Warrant, and (iii) the expenses relating to the consideration, organization, preparation or execution of any amendments, waivers or consents requested by the Corporation pursuant to the provisions hereof, whether or not any such amendments, waivers or consents are executed.

    SECTION 9.12. ATTORNEYS' FEES. In any action or proceeding brought by a party to enforce any provision of this Warrant, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorneys' fees).

    SECTION 9.13. FILINGS. The Corporation shall, at its own expense, promptly execute and deliver, or cause to be executed and delivered, to the Holder all applications, certificates, instruments and all other documents and papers that such holder of Warrants may reasonably request in connection with the obtaining of any consent, approval, qualification, or authorization of any federal, provincial, state or local government (or any agency or commission thereof) necessary or appropriate in connection with, or for the effective exercise of, any Warrants then held by such holder.

    SECTION 9.14. OTHER TRANSACTIONS. Nothing contained herein shall preclude the Holder from engaging in any transaction. In addition to those contemplated by this Warrant with the Corporation or any of its Affiliates in which the Corporation or such Affiliate is not restricted hereby from engaging with any other Person.

    SECTION 9.15. FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE HOLDERS, THE CORPORATION OR THE SUBSIDIARY GUARANTORS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; THE CORPORATION AND THE SUBSIDIARY GUARANTORS EACH HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE CORPORATION AND THE SUBSIDIARY GUARANTORS EACH FURTHER IRREVOCABLY

CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE CORPORATION AND THE SUBSIDIARY GUARANTORS EACH HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE CORPORATION OR ANY SUBSIDIARY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE CORPORATION AND THE SUBSIDIARY GUARANTORS EACH HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS WARRANT.

         SECTION 9.16. WAIVER OF JURY TRIAL. THE HOLDERS, THE CORPORATION AND THE SUBSIDIARY GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE HOLDERS, THE CORPORATION OR THE SUBSIDIARY GUARANTORS. THE CORPORATION AND EACH OF THE SUBSIDIARY GUARANTORS ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER ACQUIRING THIS WARRANT.

         IN WITNESS WHEREOF, DeCrane Aircraft Holdings, Inc. and each Subsidiary Guarantor has caused this Warrant to be duly executed and delivered by its authorized officers, all as of the date and year first above written.


                                  DECRANE AIRCRAFT HOLDINGS, INC.


                                  By:  /s/ R Jack DeCrane
                                       ------------------------------
                                       Name:
                                       Title:

                                  SUBSIDIARY GUARANTORS
                                  ---------------------


                                  ADS ACQUISITION, INC.

                                  By /s/ R Jack De Crane
                                    ------------------------------
                                    Title:


                                  TRI-STAR HOLDINGS, INC.

                                  By /s/ R Jack DeCrane
                                    -------------------------------
                                    Title:


                                  TRI-STAR ELECTRONICS INTERNATIONAL, INC.

                                  By /s/ R Jack DeCrane
                                    -------------------------------
                                    Title:


                                  TRI-STAR TECHNOLOGIES, INC.

                                  By /s/ R Jack DeCrane
                                    -------------------------------
                                    Title:


                                  TRI-STAR TECHNOLOGIES


                                  By   Tri-Star Technologies,
                                       Inc., as general partner


                                       By /s/ R Jack DeCrane
                                         --------------------------
                                         Title:


                                  TRI-STAR ELECTRONICS EUROPE S.A.,
                                    MEZZOVICO


                                  By /s/ [illegible]
                                    -------------------------------
                                    Title:

                                  CORY HOLDINGS, INC.

                                  By R Jack DeCrane
                                    -------------------------------
                                    Title:

                                  CORY COMPONENTS, INC.

                                  By /s/ R Jack DeCrane
                                    -------------------------------
                                    Title:

                                  HOLLINGSEAD INTERNATIONAL, INC.

                                  By /s/ R Jack DeCrane
                                    -------------------------------
                                    Title:

                                  HOLLINGSEAD INTERNATIONAL LIMITED

                                  By /s/ R Jack DeCrane
                                    -------------------------------
                                    Title:

                           DECRANE AIRCRAFT HOLDINGS, INC.
                            Common Stock Purchase Warrant

                                  TABLE OF CONTENTS



                                                                                          Page
                                                                                         ------

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    SECTION 1.1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    SECTION 1.2.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE II ISSUANCE OF WARRANT; CLOSING. . . . . . . . . . . . . . . . . . . . . . . . .    9
    SECTION 2.1.  Issuance of Warrant. . . . . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE III REGISTRATION; EXCHANGE; TRANSFER; TAXES. . . . . . . . . . . . . . . . . . .    9
    SECTION 3.1  Form of Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    SECTION 3.2  Exchange of Warrant for Warrants  . . . . . . . . . . . . . . . . . . .   10
    SECTION 3.3  Transfer of Warrant . . . . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE IV EXERCISE OF WARRANT; EXCHANGE FOR WARRANT SHARES. . . . . . . . . . . . . . .   11
    SECTION 4.1     Exercise of Warrants . . . . . . . . . . . . . . . . . . . . . . . .   11
    SECTION 4.2     Exchange for Warrant Shares. . . . . . . . . . . . . . . . . . . . .   11
    SECTION 4.3     Issuance of Common Stock . . . . . . . . . . . . . . . . . . . . . .   11
    SECTION 4.4     Adjustment of Exercise Price and Number of Warrant Shares. . . . . .   12
    SECTION 4.4.1.  Adjustment upon Issuance of Common Stock . . . . . . . . . . . . . .   12
    SECTION 4.4.2.  Subdivisions or Combinations of Common Stock . . . . . . . . . . . .   14
    SECTION 4.4.3.  Capital Reorganization or Capital Reclassifications. . . . . . . . .   14
    SECTION 4.4.4.  Consolidations and Mergers . . . . . . . . . . . . . . . . . . . . .   14
    SECTION 4.4.5.  Notice; Calculations; Etc. . . . . . . . . . . . . . . . . . . . . .   14
    SECTION 4.4.6.  Certain Adjustments. . . . . . . . . . . . . . . . . . . . . . . . .   15
    SECTION 4.4.7.  Excluded Transactions; Included Transactions . . . . . . . . . . . .   15
    SECTION 4.4.8.  Adjustment Rules . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    SECTION 4.4.9.  Regulated Holders. . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE V CERTAIN OTHER RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    SECTION 5.1.  Payments in Respect of Dividends and Distributions . . . . . . . . . .   16
    SECTION 5.2.  Put Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    SECTION 5.3.  Call Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE VI REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . .   19
    SECTION 6.1.  Representations and Warranties of the Holder . . . . . . . . . . . . .   19
    SECTION 6.2.  Representations and Warranties of the Corporation. . . . . . . . . . .   19

ARTICLE VII COVENANTS OF THE CORPORATION . . . . . . . . . . . . . . . . . . . . . . . .   20
    SECTION 7.1.  Notices of Certain Actions . . . . . . . . . . . . . . . . . . . . . .   20
    SECTION 7.2.  Financial Statements and Reports . . . . . . . . . . . . . . . . . . .   20
    SECTION 7.3.  Information Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    SECTION 7.4.  Regulated Holders. . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    SECTION 7.5.  Merger or Consolidation of the Corporation . . . . . . . . . . . . . .   22
    SECTION 7.6.  Reservation of Shares. . . . . . . . . . . . . . . . . . . . . . . . .   22
    SECTION 7.7.  Current Public Information . . . . . . . . . . . . . . . . . . . . . .   22
    SECTION 7.8.  Public Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . .   23



                                                                                          Page
                                                                                         ------

ARTICLE VIII. GUARANTEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    SECTION 8.1  The Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    SECTION 8.2  Obligations Unconditional . . . . . . . . . . . . . . . . . . . . . . .   23
    SECTION 8.3  Reinstatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    SECTION 8.4  Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    SECTION 8.5  Continuing Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . .   24
    SECTION 8.6  Rights of Contribution. . . . . . . . . . . . . . . . . . . . . . . . .   24
    SECTION 8.7  General Limitation on Guarantee Obligations . . . . . . . . . . . . . .   25
    SECTION 8.8  Limitation on Kerner's Liability. . . . . . . . . . . . . . . . . . . .   25
    SECTION 8.9  Limitation on Gutermann's Liability . . . . . . . . . . . . . . . . . .   25

ARTICLE IX. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    SECTION 9.1.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    SECTION 9.2.  No Voting Rights; Limitations of Liability . . . . . . . . . . . . . .   26
    SECTION 9.3.  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . .   26
    SECTION 9.4.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    SECTION 9.5.  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . .   26
    SECTION 9.6.  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    SECTION 9.7.  Entire Agreement; Governing Law. . . . . . . . . . . . . . . . . . . .   26
    SECTION 9.8.  Benefit of this Warrant. . . . . . . . . . . . . . . . . . . . . . . .   27
    SECTION 9.9.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    SECTION 9.10. Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    SECTION 9.11. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    SECTION 9.12. Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    SECTION 9.13. Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    SECTION 9.14. Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    SECTION 9.15. Forum Selection and Consent to Jurisdiction. . . . . . . . . . . . . .   27
    SECTION 9.16. Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . .   28




                                         -ii-